SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 15, 2005

COMMUNITY CENTRAL BANK CORPORATION (Exact name of Registrant as specified in its Charter)

Michigan State or other jurisdiction of incorporation)	000-33373 (Commission File No.)	38-3291744 (IRS Employer Identification Number)

P.O. Box 7 Mount Clemens, Michigan 48046-0007 (Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (586) 783-4500

N/A (Former name or former address, if changed since last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 5.02. Departure of Directors or Principal Officers: Election of Directors; Appointment of Principal Officers.

            Michael D. Schwartz has reached the age of 75 and, in accordance with the Board's policy, will not be re-nominated to serve as a director of Community Central Bank Corporation (the "Corporation"). Mr. Schwartz's retirement from the Corporation's Board of Directors will be effective as of April 19, 2005, the date of the Corporation's annual meeting of stockholders. Mr. Schwartz was considered an "independent" director, as that term is defined in The Nasdaq Stock Market listing standards.

            On March 15, 2005, Celestina Giles advised the Board of Directors that, effective as of April 19, 2005, she resigns from the Corporation's Board of Directors. Ms. Giles is resigning from the Corporation's Board so that following Mr. Schwartz's retirement and her resignation, a majority of the Corporation's Board members will be "independent," as that term is defined in The Nasdaq Stock Market listing standards. Ms. Giles does not currently qualify as an "independent" director under The Nasdaq Stock Markent listing standards since she was a former employee of Community Central Bank, the Corporation's principal operating subsidiary. On December 31, 2005, Ms. Giles will have been retired as an employee of Community Central Bank for three years and thus would qualify as an "independent" director under The Nasdaq Stock Market listing standards. At such time, Ms. Giles may be considered for re-appointment or re-nomination to the Board of Directors of the Corporation. Ms. Giles will continue to serve as a director of Community Central Bank.

            As a result of the retirement of Mr. Schwartz and the resignation of Ms. Giles, the Board of Directors will reduce its size from eleven to nine members effective as of April 19, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMUNITY CENTRAL BANK CORPORATION
Date: March 16, 2005	By:	/s/ Ray T. Colonius
Ray T. Colonius (Duly Authorized Officer) Chief Financial Officer